Exhibit 99.1

Media Contact:	Investor Contact:
Meghan Thompson 203-578-2287 mthompson@websterbank.com	Terry Mangan 203-578-2318 tmangan@websterbank.com

WEBSTER REPORTS 19 PERCENT INCREASE IN NET INCOME FOR THE
THIRD QUARTER

WATERBURY, Conn., October 21, 2004 — Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced net income of $49.4 million in the third quarter, compared to $41.3 million in the year-ago period, an increase of 19 percent. Net income per diluted share was $.92 in the third quarter, compared to $.89 in the year-ago period, an increase of 3 percent.

For the first nine months of 2004, net income was $137.5 million compared to $121.9 million in the year-ago period, an increase of 13 percent. Net income per diluted share was $2.73 compared to $2.63 the prior year, an increase of 4 percent.

“Webster has grown to be the largest independent bank based in southern New England and is well positioned for future growth. We are pleased to report higher earnings and continuing double-digit growth in loans and deposits in a quarter marked by a higher net interest margin and improved asset quality,” said Webster chairman and chief executive officer James C. Smith. “We also announced in the quarter the strategic acquisition of the leading bank administrator in the fast-growing arena of health savings accounts, which will become a new source of core deposits and fee revenue.”

The third quarter of 2004 results reflect the first full quarter of Webster’s acquisition of FIRSTFED AMERICA BANCORP, INC., which became effective on May 14, 2004. Upon acquisition, FIRSTFED had loans of $1.5 billion and deposits of $1.5 billion with 26 branches and 33 ATMs.

Revenues and Expenses

Total revenues (net interest income plus total noninterest income) were $180.4 million in the third quarter, compared to $165.4 million a year ago. Impacting the quarter and the first nine months of this year was the implementation on December 31, 2003 of Financial Accounting Standards Board Interpretation No. (“FIN”) 46 (revised), which required the reclassification of capital trust securities expense as of January 1, 2004 from noninterest expenses to interest expense. Adjusting the third quarter of 2003 for $2.8 million of this expense, total revenues would have grown by $17.7 million, or 11 percent, from a year ago.

Net interest income was $121.3 million in the third quarter of 2004, compared to $100.9 million in the year-ago period and $113.5 million in the second quarter. Adjusting for the effect of FIN 46R, net interest income grew by $23.1 million, or 24 percent, from a year ago and by $7.8 million, or 7 percent, from the second quarter. The increase over the prior year reflects growth in loans funded by core deposit growth, while the increase over the second quarter is mainly due to loan growth plus improvement in the net interest margin.

Webster’s net interest margin (annualized net interest income as a percentage of average earning assets) improved four basis points to 3.06 percent from 3.02 percent in the second quarter. This compares to 2.91 percent in the year-ago period adjusted for FIN 46R. The increases reflect the growth in higher yielding loans and the benefit of rising rates during the quarter.

In the third quarter of 2004, total noninterest income was $59.1 million, compared to $64.5 million in the year-ago period. Excluding securities gains, noninterest income declined in the third quarter to $53.3 million from $60.0 million in the year-ago period. This decline is explained by a one-time gain of $4.2 million from the sale of telecommunication loans that were Held for Sale and proceeds of $1.6 million from an insurance investment in the year-ago quarter and $4.8 million of revenue from Duff & Phelps, which was sold in the first quarter of this year. The core fee categories of deposit services, insurance, loan and loan servicing and wealth management grew by 10 percent, 6 percent excluding FIRSTFED. Gains on sales of loans, excluding the telecommunication loan gains, declined by $1.2 million due to a slowdown in the volume of mortgage originations.

Total noninterest expenses for the 2004 third quarter were $103.8 million, an increase of 11 percent from $93.7 million in the year-ago period. Adjusting the prior year for the effect of FIN 46R, and excluding FIRSTFED and Duff & Phelps, expenses grew by 7 percent in the third quarter. This increase reflects continuing investment in personnel, technology and de novo branches under our strategic plan for growth.

Balance Sheet Trends

At September 30, 2004, total assets were $17.8 billion, up 22 percent from $14.6 billion a year ago. Total loans of $11.6 billion at September 30, 2004 increased 27 percent from $9.1 billion the prior year, while deposits were $10.4 billion, up 28 percent from $8.1 billion a year ago. Excluding FIRSTFED, total loans increased by $1.0 billion, or 11 percent, over the past year, while total deposits increased $0.8 billion, or 10 percent.

“Webster continues to achieve strong, double-digit growth in loans and deposits through the execution of our strategic plan,” stated Webster president and chief operating officer William T. Bromage. “We look forward to carrying these strategies into Massachusetts and Rhode Island, creating new growth opportunities through our FIRSTFED acquisition.”

At the end of the third quarter, commercial loans including commercial real estate were $4.2 billion, up 31 percent from $3.2 billion a year ago. Commercial real estate loans were $1.6 billion, up 36 percent. Consumer loans, primarily home equity loans and lines, increased 22 percent to $2.6 billion, compared to $2.1 billion one year ago. Excluding FIRSTFED, commercial loans including commercial real estate were up 16 percent, commercial real estate loans were up 19%, and consumer loans increased 10 percent.

Core deposits (consisting of checking, money market and savings accounts) of $7.0 billion at September 30, 2004 increased by 29 percent from a year ago and represented 67 percent of total deposits. Excluding FIRSTFED, core deposits grew 11 percent. Webster’s overall growth in deposits has been driven in part by its High Performance Checking products and the continuing success of its de novo branches in Fairfield County, Connecticut and Westchester County, New York.

Book value per common share of $28.54 at September 30, 2004 increased from $24.22 one year ago. Tangible book value per share of $16.30 at September 30, 2004 decreased from $17.73 one year ago, principally reflecting an increase in intangible assets related to the FIRSTFED acquisition.

Asset Quality

Nonperforming assets totaled $40.0 million or 0.22 percent of total assets at September 30, 2004, compared to $46.1 million or 0.32 percent a year ago and $47.7 million or 0.28 percent at June 30, 2004.

“Webster’s asset quality strengthened further in the third quarter” stated Webster chief financial officer William J. Healy. “Nonperforming assets have declined substantially compared to a year ago and June 30, and our allowance for loan losses now exceeds four-times the level of our nonperforming loans.”

The allowance for loan losses was $148.2 million, or 1.28 percent of total loans at September 30, 2004, compared to $117.7 million, or 1.29 percent, a year ago and $146.5 million, or 1.30 percent, at June 30, 2004. The ratio of the allowance to nonperforming loans at September 30, 2004 was 401 percent, compared to 284 percent a year ago and 332 percent at June 30, 2004.

The provision for loan losses totaled $4.0 million in the third quarter, $1.7 million more than net loan charge-offs of $2.3 million, compared to a provision of $10.0 million and net loan charge-offs of $11.5 million a year ago. The annualized net charge-off ratio was 0.08 percent of average loans in the third quarter, compared to 0.52 percent a year ago. The prior-year amounts reflect the charge-off of a single commercial nonperforming loan during the third quarter of 2003.

Webster Announces Plans to Complete 2003 Balance Sheet Restructuring Program

In light of the current interest rate environment, Webster plans to implement and complete during the fourth quarter a balance sheet de-leveraging through the sale of approximately $750 million of securities with an effective duration of 2.1 years. This transaction follows an initial de-leveraging of $750 million in securities that occurred during the second quarter in connection with the FIRSTFED acquisition. Proceeds from this de-leveraging will be used to prepay approximately $500 million of Federal Home Loan Bank advances that were swapped to floating rates and approximately $250 million of overnight borrowings. The current yield on the securities being sold is 3.53 percent while the current cost on the borrowings being repaid is 4.27 percent. The de-leveraging is expected to result in an after-tax loss of approximately $34 million ($50 million pre-tax) that will be reflected in Webster’s financial results for the fourth quarter.

On a pro-forma basis over the next twelve months assuming implied levels of forward interest rates, the de-leveraging improves the tangible capital ratio by an additional 22 basis points, significantly reduces sensitivity to interest rate increases and improves the net interest margin, depending upon the movement of interest rates, by approximately 15 — 20 basis points. In addition, the pro-forma ratios of securities and borrowings as a percent of assets each decline by 3 percent immediately.

“Completion of this $750 million balance sheet restructuring at this time strengthens Webster’s capital position and reduces our vulnerability to potential increases in interest rates by moving our balance sheet to a modest asset sensitive position,” stated Mr. Healy. “In addition, the de-leveraging enhances our position as an emerging commercial bank by improving our ongoing net interest margin and reducing our securities and borrowings.”

In a related transaction, Webster announced that it completed earlier this month the transfer of $921 million of 15-year mortgage-backed securities from its Available for Sale portfolio to its Held to Maturity portfolio. These bonds represent the longest duration securities that Webster owns. This transfer further protects Webster’s tangible capital from upward movements in interest rates.

Strategic Actions

In July, Webster announced a definitive agreement to acquire First City Bank (Amex: FBK), headquartered in New Britain, Connecticut, with assets totaling $187 million at June 30, 2004. The agreement is a combination cash and stock transaction valued at approximately $33 million or $27 per common share of First City stock, payable 60% in Webster stock and 40% in cash. This acquisition is expected to close in December.

Webster entered the health savings account market in September with the announcement of its definitive agreement to acquire Eastern Wisconsin Bancshares, the holding company for State Bank of Howards Grove, for $26 million in cash. The State Bank of Howards Grove, which operates under the trade name “HSA Bank,” will make Webster the nation’s leading bank administrator of health savings accounts. Health savings accounts, paired with high-deductible health plans, Webster believes, will be a catalyst toward improving the cost, quality and availability of health care in the United States in the future. HSA Bank had $157 million in assets and $138 million in deposits at June 30, 2004. The acquisition is expected to close in the first quarter of 2005.

Also in September, Webster announced a ten-year agreement with Fidelity Information Services, Inc. (FIS), under which FIS will provide information technology and application processing services. Webster will use new software for core data processing services and to support its transition to a commercial bank, enhancing both capacity and speed for customer benefit in consumer, commercial mortgage and small business accounts in Fidelity’s application service provider (ASP) environment. Webster will complete its migration to the new technology platform in the third quarter of 2005.

***

Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $17.8 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 148 banking offices, 273 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., and Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut.

For more information about Webster, including past press releases and the latest Annual Report, visit the Webster website at www.websteronline.com.

***

Conference Call

A conference call covering Webster’s 2004 third quarter earnings announcement will be held today, Thursday, October 21, at 1:00 p.m. Eastern Time and may be heard through Webster’s investor relations website at www.wbst.com, or in listen-only mode by calling 1-800-638-5495 (Access Code: 91089965). The call will be archived on the website and available for future retrieval.

Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2003.

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Webster Financial Corporation

Selected Financial Highlights (unaudited)

	At or for the Three		At or for the Nine
	Months Ended September 30,		Months Ended September 30,
(In thousands, except per share data)	2004	2003	2004	2003
Net income and performance ratios (annualized):
Net income	$49,361	$41,315	$137,527	$121,862
Net income per diluted common share	0.92	0.89	2.73	2.63
Return on average shareholders’ equity	13.25%	15.54%	13.75%	15.25%
Return on average tangible equity	23.56	21.57	21.64	21.14
Return on average assets	1.13	1.13	1.13	1.15
Noninterest income as a percentage of total revenue	32.76	38.99	33.41	36.49
Efficiency Ratio (a)	57.53	56.63	57.30	58.01

Cash income and performance ratios (annualized) (b):
Net income	$49,361	$41,315	$137,527	$121,862
Tax-effected stock-based compensation	1,260	971	3,242	2,855
Tax-effected intangible amortization	3,138	2,601	8,776	7,755

Cash income	53,759	44,887	149,545	132,472

Cash income per diluted common share	1.00	0.97	2.96	2.86
Cash return on average shareholders’ equity	14.43%	16.88%	14.95%	16.58%
Cash return on average tangible equity	25.65	23.43	23.53	22.98
Cash return on average assets	1.23	1.23	1.23	1.25

Asset quality:
Allowance for loan losses	$148,179	$117,707	$148,179	$117,707
Nonperforming assets	39,993	46,063	39,993	46,063
Allowance for loan losses / total loans	1.28%	1.29%	1.28%	1.29%
Net charge-offs/ average loans (annualized)	0.08	0.52	0.10	0.30
Nonperforming loans / total loans	0.32	0.46	0.32	0.46
Nonperforming assets / total assets	0.22	0.32	0.22	0.32
Allowance for loan losses / nonperforming loans	400.87	283.61	400.87	283.61

Other ratios (annualized):
Tangible capital ratio	4.92%	5.51%	4.92%	5.51%
Shareholders’ equity / total assets	8.53	7.55	8.53	7.55
Interest-rate spread (c)	3.04	2.95	3.02	3.09
Net interest margin (c)	3.06	2.99	3.05	3.13

Share related:
Book value per common share	$28.54	$24.22	$28.54	$24.22
Tangible book value per common share	16.30	17.73	16.30	17.73
Common stock closing price	49.39	39.88	49.39	39.88
Dividends declared per common share	0.23	0.21	0.67	0.61
Common shares issued and outstanding	53,185	45,562	53,185	45,562
Basic shares (average)	52,938	45,444	49,606	45,450
Diluted shares (average)	53,767	46,313	50,448	46,249

Footnotes:

(a)	Noninterest expense as a percentage of net interest income plus noninterest income.
(b)
Cash income represents net income excluding the after tax effects of non-cash charges related to the amortization of intangible assets and stock-based compensation, which includes stock options and restricted stock.

(c)
Webster adopted FIN 46R on December 31, 2003, and in accordance with its provisions, deconsolidated the capital trusts and reported the associated liabilities as other long-term debt. Commencing in 2004, the costs have been reclassified from noninterest expenses to interest expense.

(d)	For purposes of this computation, unrealized gains (losses) are excluded from the average balance for rate calculations.

Consolidated Statements of Condition (unaudited)

	September 30,	June 30,	September 30,
(In thousands)	2004	2004	2003
Assets:
Cash and due from depository institutions	$234,449	$252,818	$214,566
Short-term investments	25,783	39,887	26,196
Securities:
Trading, at fair value	2,635	1,944	56
Available for sale, at fair value	4,164,056	3,853,154	4,284,134
Held-to-maturity securities	323,378	284,392	—

Total securities	4,490,069	4,139,490	4,284,190

Loans held for sale	111,175	153,396	278,402

Loans:
Residential mortgages	4,773,284	4,731,950	3,758,106
Commercial	2,586,351	2,455,512	2,018,279
Commercial real estate	1,619,968	1,572,289	1,187,065
Consumer	2,595,629	2,530,443	2,131,878

Total loans	11,575,232	11,290,194	9,095,328
Allowance for loan losses	(148,179)	(146,511)	(117,707)

Loans, net	11,427,053	11,143,683	8,977,621

Accrued interest receivable	65,812	59,737	53,091
Premises and equipment, net	136,385	132,842	85,521
Goodwill and intangible assets	676,176	681,252	315,556
Cash surrender value of life insurance	226,503	224,082	178,474
Prepaid expenses and other assets	408,837	198,683	195,166

Total Assets	$17,802,242	$17,025,870	$14,608,783

Liabilities and Shareholders’ Equity:
Deposits:
Demand deposits	$1,356,924	$1,362,339	$1,017,870
NOW accounts	1,271,553	1,423,822	1,010,071
Money market deposit accounts	2,153,852	2,013,894	1,606,342
Savings accounts	2,243,949	2,281,312	1,807,891
Certificates of deposit	3,204,624	3,184,991	2,590,513

Total retail deposits	10,230,902	10,266,358	8,032,687
Treasury deposits	208,521	106,564	100,884

Total deposits	10,439,423	10,372,922	8,133,571

Federal Home Loan Bank advances	3,021,503	2,731,332	2,149,762
Federal funds purchased and securities sold under agreements to repurchase	1,973,478	1,670,594	2,531,875
Other long-term debt (c)	695,316	695,417	326,000
Accrued expenses and other liabilities	144,963	95,112	169,301

Total liabilities	16,274,683	15,565,377	13,310,509

Corporation-obligated mandatorily redeemable capital securities of subsidiary trusts (c)	—	—	185,255

Preferred stock of subsidiary corporation	9,577	9,577	9,577

Shareholders’ equity	1,517,982	1,450,916	1,103,442

Total Liabilities and Shareholders’ Equity	$17,802,242	$17,025,870	$14,608,783

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2004	2003	2004	2003
Interest income:
Loans	$145,456	$114,750	$393,131	$342,695
Securities and short-term investments	45,541	42,050	135,311	139,567
Loans held for sale	1,755	4,896	4,964	13,618

Total interest income	192,752	161,696	533,406	495,880

Interest expense:
Deposits	32,611	26,824	87,613	84,992
Borrowings	38,853	33,943	105,232	104,664

Total interest expense	71,464	60,767	192,845	189,656

Net interest income	121,288	100,929	340,561	306,224
Provision for loan losses	4,000	10,000	14,000	20,000

Net interest income after provision for loan losses	117,288	90,929	326,561	286,224

Noninterest income:
Deposit service fees	20,596	17,868	57,031	52,287
Insurance revenue	10,924	9,954	33,158	30,898
Loan and loan servicing fees	6,893	7,755	20,847	18,383
Wealth and investment services	6,044	4,826	17,009	13,925
Financial advisory services	—	4,833	3,808	15,493
Gain on sale of loans and loan servicing, net	4,467	9,829	10,813	16,666
Increase in cash surrender value of life insurance	2,421	2,150	6,552	6,408
Other	1,912	2,737	4,724	6,021

	53,257	59,952	153,942	160,081
Gain on sale of securities, net	5,843	4,560	16,959	15,859

Total noninterest income	59,100	64,512	170,901	175,940

Noninterest expenses:
Compensation and benefits	55,606	51,592	162,392	152,659
Occupancy	9,144	7,457	25,911	23,228
Furniture and equipment	10,103	8,255	26,737	23,351
Intangible amortization	4,827	4,001	13,501	11,931
Marketing	4,233	2,729	10,847	9,450
Professional services	4,294	2,582	10,131	8,054
Acquisition costs	—	142	265	148
Capital trust securities (c)	—	2,774	—	8,439
Other	15,562	14,165	43,305	42,442

Total noninterest expenses	103,769	93,697	293,089	279,702

Income before income taxes	72,619	61,744	204,373	182,462
Income taxes	23,258	20,429	66,846	60,600

Net income	$49,361	$41,315	$137,527	$121,862

Diluted shares (average)	53,767	46,313	50,448	46,249

Net income per common share:
Basic	$0.93	$0.91	$2.77	$2.68
Diluted	0.92	0.89	2.73	2.63

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(In thousands, except per share data)	2004	2004	2004	2003	2003
Interest income:
Loans	$145,456	$129,084	$118,591	$117,982	$114,750
Securities and short-term investments	45,541	45,162	44,608	43,065	42,050
Loans held for sale	1,755	2,139	1,070	1,791	4,896

Total interest income	192,752	176,385	164,269	162,838	161,696

Interest expense:
Deposits	32,611	29,172	25,830	26,319	26,824
Borrowings	38,853	33,746	32,633	29,224	33,943

Total interest expense	71,464	62,918	58,463	55,543	60,767

Net interest income	121,288	113,467	105,806	107,295	100,929
Provision for loan losses	4,000	5,000	5,000	5,000	10,000

Net interest income after provision for loan losses	117,288	108,467	100,806	102,295	90,929

Noninterest income:
Deposit service fees	20,596	19,250	17,185	17,731	17,868
Insurance revenue	10,924	10,596	11,638	9,077	9,954
Loan and loan servicing fees	6,893	7,305	6,649	8,001	7,755
Wealth and investment services	6,044	5,849	5,116	4,416	4,826
Financial advisory services	—	—	3,808	7,265	4,833
Gain on sale of loans and loan servicing, net	4,467	5,321	1,025	2,854	9,829
Increase in cash surrender value of life insurance	2,421	2,177	1,954	2,082	2,150
Other	1,912	964	1,848	2,402	2,737

	53,257	51,462	49,223	53,828	59,952
Gain on sale of securities, net	5,843	5,616	5,500	2,715	4,560

Total noninterest income	59,100	57,078	54,723	56,543	64,512

Noninterest expenses:
Compensation and benefits	55,606	53,659	53,127	53,722	51,592
Occupancy	9,144	8,402	8,365	7,470	7,457
Furniture and equipment	10,103	8,993	7,641	7,792	8,255
Intangible amortization	4,827	4,582	4,092	4,067	4,001
Marketing	4,233	3,630	2,984	2,058	2,729
Professional services	4,294	2,938	2,899	3,654	2,582
Capital trust securities (c)	—	—	—	3,485	2,774
Acquisition costs	—	265	—	1,349	142
Other	15,562	14,710	13,033	14,683	14,165

Total noninterest expenses	103,769	97,179	92,141	98,280	93,697

Income before income taxes	72,619	68,366	63,388	60,558	61,744
Income taxes	23,258	22,523	21,065	19,172	20,429

Net income	$49,361	$45,843	$42,323	$41,386	$41,315

Diluted shares (average)	53,767	50,475	47,059	46,699	46,313

Net income per common share:
Basic	$0.93	$0.92	$0.92	$0.90	$0.91
Diluted	0.92	0.91	0.90	0.89	0.89

     See Selected Financial Highlights for footnotes.

Retail and Wholesale Interest-Rate Spreads (unaudited)

	September	June	March	December	September
Three Months Ended,	2004	2004	2004	2003	2003
Interest-rate spread
Total interest-earning assets	4.82%	4.68%	4.78%	4.81%	4.75%
Total interest-bearing liabilities	1.78	1.69	1.74	1.68	1.80

Interest-rate spread	3.04%	2.99%	3.04%	3.13%	2.95%
Net interest margin	3.06	3.02	3.09	3.18	2.99

Retail interest-rate spread
Yield on loans and loans held for sale	5.07%	4.93%	5.05%	5.09%	5.09%
Cost of deposits	1.25	1.23	1.24	1.26	1.32

Spread	3.82%	3.70%	3.81%	3.83%	3.77%

Wholesale interest-rate spread
Yield on securities and short-term investments	4.18%	4.09%	4.19%	4.17%	4.02%
Cost of borrowings	2.80	2.50	2.56	2.41	2.55

Spread	1.38%	1.59%	1.63%	1.76%	1.47%

Consolidated Average Statements of Condition (unaudited)

Three Months Ended September 30,	2004			2003
			Fully tax-			Fully tax-
	Average		equivalent	Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate	balance	Interest	yield/rate
Assets:
Interest-earning assets:
Loans	$11,401,076	$145,456	5.06%	$8,953,970	$114,792	5.09%
Securities	4,456,849	47,095	4.20 (d)	4,201,679	42,408	4.04 (d)
Loans held for sale	129,157	1,755	5.44	385,059	4,854	5.04
Short-term investments	31,231	106	1.33	18,593	56	1.18

Total interest-earning assets	16,018,313	194,412	4.82	13,559,301	162,110	4.75

Noninterest-earning assets	1,413,030			1,017,648

Total assets	$17,431,343			$14,576,949

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,357,230	$—	—%	$1,042,556	$—	—%
Savings, NOW and money market deposit accounts	5,673,797	12,703	0.89	4,393,262	9,851	0.89
Time deposits	3,366,232	19,908	2.35	2,642,488	16,973	2.55

Total deposits	10,397,259	32,611	1.25	8,078,306	26,824	1.32

Federal Home Loan Bank advances	3,147,887	23,373	2.91	2,319,927	22,127	3.73
Fed funds and repurchase agreements	1,608,818	5,919	1.44	2,576,065	7,486	1.14
Other long-term debt (c)	695,365	9,561	5.50	326,000	4,330	5.31

Total borrowings	5,452,070	38,853	2.80	5,221,992	33,943	2.55

Total interest-bearing liabilities	15,849,329	71,464	1.78	13,300,298	60,767	1.80

Noninterest-bearing liabilities	82,696			81,836

Total liabilities	15,932,025			13,382,134

Capital securities and preferred stock of subsidiary corporation (c)	9,577			131,220

Shareholders’ equity	1,489,741			1,063,595

Total liabilities and shareholders’ equity	$17,431,343			$14,576,949

		122,948			101,343
Less: tax-equivalent adjustment		(1,660)			(414)

Net interest income		$121,288			$100,929

Interest-rate spread			3.04%			2.95%

Net interest margin			3.06%			2.99%

     See Selected Financial Highlights for footnotes.

Consolidated Average Statements of Condition (unaudited)

Nine Months Ended September 30,	2004					2003
			Fully tax-					Fully tax-
	Average		equivalent			Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate			balance	Interest	yield/rate
Assets:
Interest-earning assets:
Loans	$10,407,028	$393,131	5.01%			$8,605,386	$342,695	5.29%
Loans held for sale	127,846	4,964	5.18			345,382	13,618	5.26
Securities	4,424,813	138,533	4.18	(d	)	4,185,538	140,521	4.54	(d	)
Short-term investments	32,290	256	1.04			23,161	174	0.99

Total interest-earning assets	14,991,977	536,884	4.76			13,159,467	497,008	5.05

Noninterest-earning assets	1,174,680					967,783

Total assets	$16,166,657					$14,127,250

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,207,649	$—	—%			$994,803	$—	—%
Savings, NOW and money market deposit accounts	5,166,808	33,143	0.86			4,218,937	32,403	1.03
Time deposits	3,071,795	54,470	2.37			2,651,806	52,589	2.65

Total deposits	9,446,252	87,613	1.24			7,865,546	84,992	1.44

Federal Home Loan Bank advances	2,802,588	62,282	2.92			2,428,287	69,204	3.76
Fed funds and repurchase agreements	1,853,465	16,238	1.15			2,245,481	20,521	1.21
Other long-term debt (c)	633,343	26,712	5.62			316,476	14,939	6.29

Total borrowings	5,289,396	105,232	2.62			4,990,244	104,664	2.77

Total interest-bearing liabilities	14,735,648	192,845	1.74			12,855,790	189,656	1.96

Noninterest-bearing liabilities	88,132					77,393

Total liabilities	14,823,780					12,933,183

Capital securities and preferred stock of subsidiary corporation (c)	9,577					128,510

Shareholders’ equity	1,333,300					1,065,557

Total liabilities and shareholders’ equity	$16,166,657					$14,127,250

		344,039					307,352
Less: tax-equivalent adjustment		(3,478)					(1,128)

Net interest income		$340,561					$306,224

Interest-rate spread			3.02%					3.09%

Net interest margin			3.05%					3.13%

     See Selected Financial Highlights for footnotes.

Asset Quality (unaudited)

	At or for the Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
( Dollars in thousands)	2004	2004	2004	2003	2003
Nonperforming Assets

Nonperforming loans:
Commercial:
Commercial	$12,407	$15,895	$11,832	$14,266	$17,024
Specialized industry	—	—	5,019	6,427	6,493
Equipment financing	4,501	5,021	5,561	5,583	8,241

Total commercial	16,908	20,916	22,412	26,276	31,758

Commercial real estate	11,157	13,757	5,583	4,281	1,940
Residential	7,695	8,599	7,941	6,128	7,087
Consumer	1,204	826	604	959	718

Total nonperforming loans	36,964	44,098	36,540	37,644	41,503

Other real estate owned and repossessed assets:
Commercial	2,482	3,192	4,273	4,296	4,019
Residential	527	238	325	942	541
Consumer	20	130	124	—	—

Total other real estate owned and repossessed assets	3,029	3,560	4,722	5,238	4,560

Total nonperforming assets	$39,993	$47,658	$41,262	$42,882	$46,063

Summary of Classified Loans

Substandard:
Accruing	$89,463	$90,421	$87,477	$72,638	$69,216
Nonaccruing	32,234	39,600	31,595	29,403	36,365

Total substandard	121,697	130,021	119,072	102,041	105,581

Doubtful:
Nonaccruing	3,615	3,286	4,377	6,791	3,792

Loss	—	—	—	—	—

Total classified loans	$125,312	$133,307	$123,449	$108,832	$109,373

Classified as a percent of total loans	1.1%	1.2%	1.3%	1.2%	1.2%

Allowance for Loan Losses (unaudited)

	At or for the Three Months Ended
	Sept. 30,	June 30,	March. 31,	Dec. 31,	Sept. 30,
( Dollars in thousands)	2004	2004	2004	2003	2003
Allowance for Loan Losses

Beginning balance	$146,511	$123,613	$121,674	$117,707	$119,239

Allowance for purchased loans	—	20,081	—	1,970	—
Provision	4,000	5,000	5,000	5,000	10,000

Charge-offs:
Commercial:
Specialized industry	—	—	826	558	3,870
All other commercial	3,556	2,646	2,249	2,949	9,361

Total commercial	3,556	2,646	3,075	3,507	13,231
Residential	92	187	983	330	39
Consumer	195	174	97	174	122

Total charge-offs	3,843	3,007	4,155	4,011	13,392
Recoveries	(1,511)	(824)	(1,094)	(1,008)	(1,860)

Net loan charge-offs	2,332	2,183	3,061	3,003	11,532

Ending balance	$148,179	$146,511	$123,613	$121,674	$117,707

Asset Quality Ratios:

Allowance for loan losses / total loans	1.28%	1.30%	1.30%	1.32%	1.29%
Net charge-offs/ average loans (annualized)	0.08	0.08	0.13	0.13	0.52
Nonperforming loans / total loans	0.32	0.39	0.38	0.41	0.46
Nonperforming assets / total assets	0.22	0.28	0.27	0.29	0.32
Allowance for loan losses / nonperforming loans	400.87	332.24	338.30	323.22	283.61